PARKERVISION
[LOGO]

8493 Baymeadows Way                               [direct2data LOGO]
Jacksonville, Florida 32256
888-690-7110 FAX 904-731-0958

Contact: Carolyn Wrenn                            [PVTV LOGO]
Director of Investor Relations

FOR IMMEDIATE RELEASE

--------------------------------------------------------------------------------

            PARKERVISION REPORTS FOURTH QUARTER AND YEAR END RESULTS
              Complete D2D(TM) Wireless Networking System Available

JACKSONVILLE, FLORIDA, MARCH 11, 2004 - PARKERVISION, INC. (Nasdaq NMS: PRKR) today reported its financial results for the fourth quarter and the year ended December 31, 2003.

ParkerVision, Inc. designs, develops and manufactures communications technology for the wireless and video industries. The company has entered into a definitive agreement with Thomson Broadcast & Media Solutions Inc. and affiliates, to sell its video business. The sale to Thomson is expected to close in the second quarter of 2004, subject to shareholder approval and normal closing conditions. ParkerVision's future focus will be based upon its comprehensively patented Direct2Data(TM) wireless technology and related opportunities.

For the fourth quarter of 2003, ParkerVision achieved revenues of $1.2 million, and incurred a net loss of $5.8 million ($.35 per share), as compared to the fourth quarter of 2002 with revenues of $3.6 million and a net loss of $4.9 million ($.35 per share). For the full year 2003, revenues were $6.7 million and the net loss was $22.0 million ($1.43 per share). For 2002, revenues were $11.9 million and the net loss was $17.3 million ($1.24 per share).

Although the company started selling its initial wireless networking products late in 2003, revenues in the fourth quarter were primarily generated from the video division. The video division experienced a decline in sales revenue over the last several quarters. The company attributes this to the uncertainty among broadcasters as to the company's plans for its video division as well as economic conditions facing broadcasters early in the year.

The company will continue to invest working capital in its wireless product development programs and expects to increase its investment in sales and marketing programs in 2004. The company ended 2003 with a cash position of $20.5 million and no long-term debt.

Chairman and CEO Jeffrey L. Parker commented, "During the past year the company has progressed on many fronts. A decision was made to focus all our human and financial resources on the exciting opportunities we saw evolving from the wireless division. We have now entered into a definitive agreement to sell the video business for approximately $14 million to affiliates of the French electronics company, Thomson.

The first product line introduced by our wireless division is a complete wireless networking system designed for wireless Internet access solutions. To our knowledge, our product delivers superior wireless performance compared to other offerings currently available. Even though wireless networking has become commonplace, it is still plagued by many constraints such as dead zones, lack of range, unreliable connectivity and high power consumption. The consumer has accepted these limitations as "frustrating" but normal as they often experience little performance difference regardless of which product they purchase. They will sometimes try to eliminate the problems by using repeaters, boosters, external antennas, or they will hire an IT installer to tell them where to put their access point to optimize coverage and connectivity. ParkerVision's complete networking system eliminates these issues without the need for any additional equipment. Our products allow the customer to put the access point in convenient locations while guaranteeing full coverage. The company will be marketing through Internet retailers, resellers, network installers, selective regional and national storefronts, and co-branding.

The company's current WLAN products are for wireless Internet data networking applications. The company's product development plans over the next twelve to eighteen months include expanding its WLAN applications to products that also incorporate audio, video and voice, through wireless networking. In addition, the company is currently researching the use of its D2D(TM) technology for cordless phone applications.

As the company begins marketing efforts through public relations, increased distribution channels, and by introducing new product lines, we would expect wireless revenues to grow significantly throughout the year, primarily in the second half," continued Parker.

ParkerVision, Inc., headquartered in Jacksonville, with additional facilities in Orlando, Florida, was incorporated in 1989 and designs, develops and manufactures communications technology platforms and products for the wireless and video industries. The video division is engaged in the design, development and marketing of automated live production systems for broadcasting, webcasting, and automated video camera control systems. ParkerVision is a leader in direct conversion radio technology. Its patented D2D(TM) radio communications technology enables the development of advanced, highly integrated products for a wide range of wireless and wired radio-based devices. D2D(TM)'s innovative RF technology simplifies wireless electronics, resulting in smaller, cost-effective, high-performance wireless communications products. Additional information about ParkerVision is available at www.parkervision.com and about D2D(TM) technology at www.Direct2Data.com.

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the company's SEC reports, including the Form 10K for the year ended December 31, 2002 and the Forms 10Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

                                 TABLE TO FOLLOW

                        SUMMARY OF RESULTS OF OPERATIONS
                                   (UNAUDITED)
                IN THOUSANDS (EXCEPT BASIC LOSS PER COMMON SHARE)

                                    Three Months Ended                Year Ended
                                       December 31,                  December 31,
                                -------------------------     ------------------------
                                   2003           2002           2003           2002
                                ----------     ----------     ----------     ----------
Revenue, net                    $    1,237     $    3,581     $    6,738     $   11,912
Cost of Goods Sold                     973          2,029          4,666          7,209
                                ----------     ----------     ----------     ----------
     Gross Margin                      264          1,552          2,072          4,703

Research and Development             3,413          3,746         15,026         13,939
Marketing and Selling                  884          1,040          3,679          3,568
General and Administrative           1,856          1,894          5,774          5,321
Other Expense                            0              0             84             52
                                ----------     ----------     ----------     ----------
     Total Operating Expense         6,153          6,680         24,563         22,880
                                ----------     ----------     ----------     ----------

     Loss From Operations           (5,889)        (5,128)       (22,491)       (18,177)

Interest Income                        109            181            476            905
                                ----------     ----------     ----------     ----------

     Net Loss                   $   (5,780)    $   (4,947)    $  (22,015)    $  (17,272)
                                ==========     ==========     ==========     ==========

Basic Loss per Common Share     $    (0.35)    $    (0.35)    $    (1.43)    $    (1.24)
                                ==========     ==========     ==========     ==========

                            BALANCE SHEET HIGHLIGHTS

                                                      December 31,  December 31,
                                                          2003          2002
                                                       ----------    ----------
Current Assets                                         $   26,309    $   22,691
Property and Equipment, Net                                 4,860         6,183
Other Assets, Net                                          11,314         8,871
                                                       ----------    ----------
     Total Assets                                      $   42,483    $   37,745
                                                       ==========    ==========

Current                                                $    3,084    $    3,699
Liabilities
Shareholders' Equity                                       39,399        34,046
                                                       ----------    ----------
     Total Liabilities and Shareholders' Equity        $   42,483    $   37,745
                                                       ==========    ==========
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